EXHIBIT 8.1

                   Opinion of Counsel to SunTrust Banks, Inc.

                               November 12, 1998

SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, GA 30308

     Re: Federal Income Tax Consequences of Merger of SMR Corporation (Va.), a
Wholly Ownded Subsidiary of     SunTrust Banks, Inc., with and into Crestar
Financial Corporation

Ladies and Gentlemen:

     We have acted as counsel to SunTrust Banks, Inc. ("SunTrust") in connection with the Merger (the "Merger") of SMR Corporation (Va.) ("Sub") with and into Crestar Financial Corporation ("Crestar"), pursuant to the Amended and Restated Agreement and Plan of Merger by and among SunTrust Banks, Inc., Crestar Financial Corporation and SMR Corporation (Va.), dated as of July 20, 1998 (the "Merger Agreement"). You have requested our opinion, in our capacity as counsel to SunTrust, regarding certain federal income tax consequences of the Merger.

     We understand that our opinion will be referred to in the Joint Proxy Statement/Prospectus of SunTrust and Crestar (the "Joint Proxy
Statement/Prospectus") that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

     All capitalized terms used herein without definition have the respective meanings specified in the Joint Proxy Statement/Prospectus. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.


                             INFORMATION RELIED ON

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement. In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have assumed, with your consent, that the Merger will be consummated in compliance with the material terms of the Merger Agreement.

     We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of SunTrust, Crestar and Sub, including certificates from officers of SunTrust, Crestar and Sub (the "Certificates") verifying certain relevant facts that have been represented to us. We have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof and will be true and correct at the Effective Time, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or with similar qualification) of any person or party is true and correct without such qualification. We have not attempted independently to verify such representations.


                                    OPINION

     Based upon the foregoing, it is our opinion that:

      (1) the Merger will constitute a "reorganization" within the meaning of
   Section 368(a) of the Code;

      (2) no gain or loss will be recognized by SunTrust, Sub or Crestar as a result of the Merger;

      (3) no gain or loss will be recognized by the Holders of Crestar Common Stock who exchange all of their shares of Crestar Common Stock in the Merger solely for shares of SunTrust Common Stock, except with respect to cash, if any, received in lieu of fractional shares of SunTrust Common Stock;

      (4) the tax basis of the shares of SunTrust Common Stock received by a Holder of Crestar Common Stock will be the same as the tax basis of the shares of Crestar Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share of SunTrust Common Stock for which cash is received);
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      (5) the holding period of the shares of SunTrust Common Stock received in the Merger by a Holder of Crestar Common Stock (including a fractional share of SunTrust Common Stock for which cash is received) will include the holding period of the shares of Crestar Common Stock surrendered in exchange therefor; and

      (6) cash received by a Holder of Crestar Common Stock in lieu of a fractional share of SunTrust Common Stock will be treated as received in exchange for such fractional share, and capital gain or loss will be recognized by such Holder in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of Crestar Common Stock allocable to such fractional interest.

     The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained and the accuracy of the facts set forth in the Certificates. Our opinion cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.



                                      Very truly yours,



                                      /s/ King & Spalding